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                                                                 EXHIBIT 3(A)(2)

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         R. J. REYNOLDS TOBACCO COMPANY

    R. J. REYNOLDS TOBACCO COMPANY, a corporation organized and existing under the laws of the State of New Jersey, pursuant to Section 14A:9-5 of the New Jersey Business Corporation Act, does hereby adopt the following Restated Certificate of Incorporation:

                          CERTIFICATE OF INCORPORATION

                                       OF

                         R. J. REYNOLDS TOBACCO COMPANY

    FIRST: The name of the Corporation is

                         "R. J. REYNOLDS TOBACCO COMPANY."

    SECOND: The address of the registered office of the Corporation in the State of New Jersey is One Exchange Place, Jersey City, New Jersey. The name of the Corporation's registered agent at such address is First Jersey National Bank.

    THIRD: The purpose of the Corporation is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

    FOURTH: The authorized capital stock of the Corporation consists of 200,000 shares of Common Stock of the par value of One Thousand Dollars ($1,000) each.

    FIFTH: The number of Directors constituting the current Board of Directors of the Corporation is thirteen (13), and the name and addresses of such Directors are as follows:

               NAME                                               ADDRESS
----------------------------------  --------------------------------------------------------------------

Jacques E. Borin                    12-14, Chemin Rieu, 1211 Geneva 17, Switzerland
Wm. D. Hobbs                        401 N. Main St., Winston-Salem, N.C.
W. Stuart Leake                     401 N. Main St., Winston-Salem, N.C.
David S. Peoples                    401 N. Main St., Winston-Salem, N.C.
Joseph H. Sherrill                  401 N. Main St., Winston-Salem, N.C.
G.D. Smith                          401 N. Main St., Winston-Salem, N.C.
William S. Smith                    401 N. Main St., Winston-Salem, N.C.
Zachary Smith                       401 N. Main St., Winston-Salem, N.C.
Colin Stokes                        401 N. Main St., Winston-Salem, N.C.
J.H. Stone                          401 N. Main St., Winston-Salem, N.C.
Charles A. Tucker                   401 N. Main St., Winston-Salem, N.C.
Edward A. Vassallo                  401 N. Main St., Winston-Salem, N.C.
Chas. B. Wade, Jr.                  401 N. Main St., Winston-Salem, N.C.

    SIXTH: Meetings of the Board of Directors need not be held in the State of New Jersey, but may be held in such place or places in any other State, or States, as the By-Laws of the Corporation may from time to time provide. The Corporation may, through its Board of Directors, acquire and
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undertake the whole or any part of the business, property, assets, contracts and liabilities of any person, firm, or corporation, if the same are, in their judgment, useful in the business of the Corporation.

    The Board of Directors shall have the power by vote of a majority of all the Directors, and without assent or vote of the stockholders, to make, alter, amend and rescind the By-Laws of the Corporation, to fix the amount to be reserved as working capital, and to fix what number of Directors shall constitute a quorum of the Board.

    SEVENTH: The existence of the Corporation shall continue perpetually.

    IN WITNESS WHEREOF, R. J. Reynolds Tobacco Company has caused this Restated Certificate to be signed by Wm. D. Hobbs, its President, this 15th day of August, 1973.

                                          R. J. REYNOLDS TOBACCO COMPANY

                                          ______________________________________
                                          Wm. D. Hobbs, President